June 19, 2002

Sharps Elimination Technologies, Inc.
1624 Washington Street
Denver, CO 80203

         This letter will constitute an opinion upon the legality of the sale by Sharps Elimination Technologies, Inc., a Delaware corporation, of up to 7,000,000 shares of common stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission. This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of the Company of shares of common stock issuable upon the exercise of options or shares issued as stock bonuses pursuant to the stock option and stock bonus plans referred to in such Registration Statement.

         We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, when sold, will be legally issued, fully paid and non-assessable.

                                       Very truly yours,

                                       HART & TRINEN, L.L.P.



                                       /s/ William T. Hart
                                       -----------------------
                                       William T. Hart